TrueBlue Inc. 8-K

Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2026, by and between TrueBlue, Inc., a Washington corporation (the “Company”), Eric H. Su (“Mr. Su”), EHS Management LLC, a Delaware limited liability company (“EHS Management”), and EHS Azure Opportunity Fund LP, a Delaware limited partnership (together with its Affiliates, Mr. Su and EHS Management, “EHS”). The Company and EHS are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 15 of this Agreement.

WHEREAS, EHS currently beneficially owns 896,023 shares of the Company’s common stock, no par value (the “Common Stock”), representing approximately 2.9% of the shares of outstanding Common Stock;

WHEREAS, on January 16, 2026, EHS provided notice to the Company of its intent to nominate candidates for election (as supplemented, the “Nomination Notice”) to the Board of Directors of the Company (the “Board”) at the Company’s 2026 annual meeting of shareholders of the Company (the “2026 Annual Meeting”);

WHEREAS, on January 23, 2026, EHS sent a letter to the Company demanding to inspect certain books, records and documents of the Company and to make copies and/or receive copies or extracts therefrom (the “Books and Records Demand”);

WHEREAS, the Company and EHS have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                   Withdrawal of Nomination Notice and Books and Records Demand. Effective automatically upon the execution of this Agreement, EHS irrevocably withdraws the Nomination Notice and the Books and Records Demand. EHS further agrees that it shall not take, and shall cause its respective Affiliates and Representatives not to take, any further action in connection with the 2026 Annual Meeting, as necessary for such withdrawal or as otherwise expressly provided in this Agreement.

2.                   Board Composition and Related Matters.

(a)                 The Company shall engage a director search firm (the “Search Firm”) to identify and provide a list of seven (7) potential director candidates to each of the Company and EHS, who shall each act reasonably and cooperate in good faith to identify and agree upon one (1) director candidate to be appointed to the Board to serve as a director (the “New Director”) on or prior to September 30, 2026 (the “Target Date”). Nothing in this Section 2(a) shall limit the ability of the Company and EHS to mutually agree on a director candidate who was not included on the Search Firm’s list. In addition to any candidates provided by the Search Firm, the parties shall each have the right to recommend candidates for consideration as the New Director. The parties shall each cause any such proposed candidate to (i) submit to the Company a fully completed copy of the Company’s standard directors’ and officers’ questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company and (ii) submit to an interview with the Board and/or the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”), in each case, promptly upon request by the Company. The Nominating Committee shall make its determination regarding whether such proposed candidate meets the qualifications for service as a director within a reasonable period after (i) such candidate has submitted to the Company the required documentation and (ii) representatives of the Board have conducted customary interviews of such candidate, if such interviews are requested by the Board or the Nominating Committee. The Company shall use its reasonable best efforts to conduct any such interviews contemplated by this Section 2(a) as promptly as practicable, but in any case, assuming reasonable availability of the candidate, within a reasonable period after the submission of such candidate. In the event the Nominating Committee does not accept a candidate recommended by EHS, EHS shall have the right to recommend additional substitute candidates whose consideration shall be subject to the Nominating Committee’s determination in accordance with the procedures described above. Upon the Nominating Committee’s approval of any such candidate, the Board shall vote on the appointment of such candidate to the Board a reasonable period after such approval; provided, however, that if the Board does not appoint such candidate to the Board pursuant to this Section 2(a), the parties shall continue to follow the procedures of this Section 2(a) until a candidate is appointed to the Board. Notwithstanding the foregoing, if any potential candidate from the Search Firm’s list becomes unavailable or unwilling to serve on the Board, the Company shall direct the Search Firm to add additional potential candidates to the Search Firm’s list. Prior, and as a condition, to his or her appointment to the Board, the New Director shall comply with the Company’s procedures for new director candidates, including the full completion of a director questionnaire in the form required by the Company and other reasonable and customary director onboarding documentation, including consent to a customary background check. The New Director shall (i) qualify as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (ii) not be a current or former principal, Affiliate or Associate of EHS, (iii) serve on no more than a total of two (2) other public company boards of directors and (iv) meet all other qualifications required for service as a director set forth in the Company’s Amended and Restated Articles of Incorporation (as amended from time to time, the “Charter”), Amended and Restated Bylaws (as amended from time to time, the “Bylaws”), Board committee charters, Corporate Governance Guidelines and any similar documents applicable to directors (collectively, the “Governance Documents”).

(b)                The Company agrees that it will solicit proxies in support of the election of director candidates at the 2026 Annual Meeting in accordance with the notice provided to EHS’s counsel by the Company dated March 25, 2026.

(c)                 The Company shall take all necessary actions to appoint the New Director to the Board as a director, with a term expiring at the Company’s 2027 annual meeting of shareholders (the “2027 Annual Meeting”) or until his or her earlier death, disability, resignation, disqualification or removal. The Company shall take all necessary actions to (i) nominate the New Director for election to the Board at the 2027 Annual Meeting, (ii) include the New Director in the Company’s proxy statement and proxy card for the 2027 Annual Meeting and (iii) in connection with the 2027 Annual Meeting, unless the Board determines that the New Director is not in compliance with the policies of the Company regarding the eligibility of director candidates, solicit proxies for the election of the New Director in a manner no less rigorous and favorable than the manner in which the Company recommends, supports and solicits proxies for the election of its other nominees.

(d)                From the 2026 Annual Meeting until the Termination Date (as defined below), the size of the Board shall not exceed ten (10) directors without EHS’s prior written consent (which consent may not be unreasonably conditioned, delayed or withheld).

(e)                 Until the Termination Date and as long as EHS’s Net Long Position remains at or above one percent (1.0%) of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and recapitalizations), in the event that the New Director is no longer able to serve or ceases to serve as a director of the Company for any reason, the parties shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, a Qualified Candidate mutually agreeable to the Company and EHS (such replacement, the “Replacement Director”). EHS shall have the right to recommend candidates to serve as Replacement Director pursuant to the procedures for such recommendation set forth in Section 2(a). A Replacement Director who is appointed to the Board shall be considered a New Director for purposes of this Agreement. As used in this Agreement, “Qualified Candidate” means an individual who (i) qualifies as an “independent director” under the applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (ii) is not a current or former principal, Affiliate or Associate of EHS, (iii) serves on no more than a total of two (2) other public company boards of directors and (iv) meets all other qualifications required for service as a director set forth in the Governance Documents.

(f)                  Committee appointments for the New Director shall be determined by the Board in good faith, in accordance with the Board’s customary governance processes, and the Board shall give the New Director the same due consideration for committee membership as any other independent director with similar expertise and qualifications.

(g)                The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, pro-rated for partial year service consistent with the Company’s standard procedures and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(h)                EHS shall have the right to deliver a presentation to the Board at two regularly scheduled meetings of the Board prior to the Termination Date. The first such presentation shall occur at a meeting during the third quarter of the fiscal year 2026 and the second such presentation shall occur at a meeting of the Board prior to the 2027 Annual Meeting. The Company shall provide EHS with written notice of the date and time of such meetings, and EHS shall have no fewer than thirty (30) days following receipt of such notice to confirm its availability to present at such meeting. The Board shall consider in good faith EHS’s recommendations.

3.                   Voting Commitment. Until the Termination Date, EHS shall, and shall cause its Representatives to, appear in person or by proxy at each Shareholder Meeting (including the 2026 Annual Meeting) and to vote, or deliver consents or consent revocations with respect to, all of the shares of Common Stock, beneficially owned by EHS and over which EHS has voting power as of the applicable record date, in accordance with the Board’s recommendations with respect to all proposals submitted to shareholders at each such Shareholder Meeting, in each case as the Board’s recommendation is set forth in the applicable definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company in respect of such Shareholder Meeting. Notwithstanding the foregoing, (i) in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) issue voting recommendations that differ from the voting recommendation of the Board with respect to any proposal submitted to the shareholders at any Shareholder Meeting (other than proposals to elect or remove directors), EHS shall be permitted to vote, or deliver consents or consent revocations with respect to, all or a portion of the Common Stock it beneficially owns and over which EHS has voting power as of the applicable record date, respectively, at such Shareholder Meeting in accordance with the ISS or Glass Lewis recommendation for such proposal; and (ii) EHS shall be permitted to vote in its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction that is subject to a vote of the Company’s shareholders. EHS shall use reasonable efforts (including by calling back any loaned-out shares) to ensure that EHS has voting power for each share beneficially owned by it on the record date for and through each Shareholder Meeting. For the avoidance of doubt, if ISS and Glass Lewis are silent regarding any Company proposal, EHS shall vote in accordance with the Board’s recommendation.

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4.                   Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, EHS shall not, and shall cause each of its Affiliates and Associates not to, in each case, directly or indirectly, in whole or in part, in any manner:

(a)                 acquire, offer or seek to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index fund) or any voting rights decoupled from the underlying voting securities which would result in EHS owning, controlling or otherwise having any beneficial or other ownership interest of, in the aggregate, more than seven and a half percent (7.5%) of the shares of Common Stock outstanding at such time;

(b)                sell, assign or otherwise transfer or dispose of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that, to EHS’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time or would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time, except for Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism;

(c)                 (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; (v) call or seek to call, or request to call, alone or in concert with others, any Shareholder Meeting, whether or not such a meeting is permitted by the Company’s Charter or Bylaws, including any “town hall meeting,” or initiate, knowingly encourage or participate in any shareholder action by written consent; or (vi) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Shareholder Meeting;

(d)                form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any shareholder proposal or other business brought before any Shareholder Meeting, other than solely with members of EHS or its Affiliates or Associates (so long as any such Affiliate or Associate has previously agreed in writing to be bound by the terms of this Agreement);

(e)                 deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than (A) such voting trust, arrangement or agreement solely among members of EHS or its Affiliates or Associates (so long as any such Affiliate or Associate has previously agreed in writing to be bound by the terms of this Agreement); (B) granting any proxy, consent or other authority to vote in any solicitation approved by the Board; (C) granting any proxy, consent or other authority to vote in any solicitation in connection with any matter for which EHS retains voting discretion pursuant to Section 3; or (D) customary brokerage accounts, prime brokerage accounts and similar accounts.

(f)                  seek publicly, alone or in concert with others, to amend any provision of the Charter, the Bylaws or Governance Documents;

(g)                demand an inspection of the Company’s books and records;

(h)                publicly make any proposal with respect to, or make any statement or otherwise seek to knowingly encourage, advise or assist any person with respect to any proposals or statements related to: (i) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (ii) any change in the capitalization or dividend policy or share repurchase programs or practices of the Company, (iii) any other change in the Company’s management, governance, corporate structure, business, operations, strategy, affairs or policies, (iv) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (v) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (it being understood that this clause (h) will not restrict EHS or its Affiliates or Associates from (A) having ordinary-course-of-business discussions with current or potential investors in the Company that would not otherwise violate this Agreement or (B) tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other shareholders of the Company);

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(i)                  publicly disclose any vote, delivery of consents or consent revocations, or failure to deliver consents or consent revocations, as applicable, by EHS against the voting recommendations of the Board in connection with a Shareholder Meeting;

(j)                  initiate, make, offer, propose to effect or in any way participate, directly or indirectly, any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(k)                effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek to effect, offer or propose to effect, cause or participate in, any Extraordinary Transaction;

(l)                  enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action that is prohibited under this Section 4, or otherwise take or cause any action inconsistent with any of the foregoing;

(m)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(n)                take any action challenging the validity or enforceability of this Section 4 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement;

provided, however, that (i) the restrictions in this Section 4 shall not prohibit or restrict EHS or its Representatives from making (A) any factual statement to the extent required by applicable legal process, subpoena or legal requirement to any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by EHS or its Representatives), (B) any private or confidential communication to or with the Board or any officer or director of the Company or legal counsel that is not intended to, and would not reasonably be expected to, trigger or require any public disclosure of such communications for any of the parties or (C) making or sending private communications to investors in EHS or any of its Affiliates, provided that such statements or communications (1) are based on publicly available information and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications, and (ii) the restrictions in this Section 4 shall not restrict EHS or its Representatives from tendering shares, receiving payment for shares or otherwise participating in any transaction on the same basis as the other shareholders of the Company, subject to the other terms of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Section 4 shall be deemed to limit the exercise in good faith by the New Director of his or her fiduciary duty in his or her capacity as a director of the Company.

5.                   Mutual Non-Disparagement. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall cause its respective Representatives not to, without the prior written consent of the other party, make any public statement, including, but not limited to, by filing or furnishing any document to the SEC, or speaking to any analyst, investor or member of the press or other person, in a manner that criticizes, undermines, disparages, calls into disrepute or otherwise reflects detrimentally on the other party or its Affiliates or subsidiaries, the other party’s or its Affiliates’ or subsidiaries’ current or former directors in their capacity as such, the other party’s or its Affiliates’ or subsidiaries’ officers or employees in their capacity as such (including with respect to such persons’ service at the other party, and including any current officer of a party or a party’s Affiliates or subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services. A statement in breach of this Section 5 shall only be deemed to be made by the Company if made by a member of the Board or senior management team, in each case authorized to make such statement. The restrictions in this Section 5 shall not (x) apply (i) to any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case of clause (i) or (ii), solely to the extent that such restrictions would require a violation of the applicable requirement, or (iii) to private communications to investors in EHS or any of its Affiliates; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

6.                   No Litigation. Each party hereby covenants and agrees that, prior to the Termination Date, it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, threaten, initiate or pursue, or assist any other person to encourage, threaten, initiate or pursue, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or that should have been known by such party as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of, one (1) party or its Affiliates against the other party or any Affiliate of such other party; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives is subject to such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be prohibited by law, other than by a contractual relationship). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

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7.                   Public Statements; SEC Filings.

(a)                 The Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit A. The Company shall take reasonable steps to issue the Press Release by no later than 9:30 a.m. Eastern Time on the date following the date of this Agreement; provided, the timing of the filing shall be at the sole discretion of the Company. Prior to the issuance of the Press Release, neither the Company nor EHS shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party, except as required by law.

(b)                No later than four (4) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide EHS with a reasonable opportunity to review and comment on such Form 8-K prior to the filing with the SEC and consider in good faith any comments of EHS.

(c)                 Except for the issuance of the Press Release and the filing of the Form 8-K, neither party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party that is inconsistent with the Press Release and Form 8-K, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

8.                   Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to the same extent as a party to this Agreement.

9.                   Representations and Warranties.

(a)                 EHS represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. EHS represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound.

(b)                EHS represents and warrants that, as of the date of this Agreement, (i) it beneficially owns an aggregate of 896,023 shares of Common Stock and (ii) it has voting authority over such shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company.

(c)                 The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, and the execution, delivery and performance of this Agreement by the Company (i) does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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10.                Termination.

(a)                 Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the Termination Date. The “Termination Date” shall be the date that is fourteen (14) days following the Company’s public release of its audited financial statements for the 2026 fiscal year (the “2026 Financials Release Date”); provided, however, that if the Company reports for the 2026 fiscal year in its audited financial statements or its earnings release with respect to the 2026 fiscal year that is calculated based on its audited financial statements and furnished with the SEC on Form 8-K (as determined solely in one or both such documents) that both (i) the Company’s adjusted earnings before interest, taxes, depreciation and amortizations (“Adjusted EBITDA”) equals or exceeds $24,000,000, subject to a maximum adjustment of $12,000,000 (which, maximum adjustment, for the avoidance of doubt, shall not include (x) any non-cash goodwill and intangible asset impairment charges or (y) non-cash right-of-use and other long-lived asset impairment charges, each of which shall be excluded from the calculation of Adjusted EBITDA without regard to such maximum adjustment cap, and Adjusted EBITDA which shall be adjusted on a pro forma basis to reflect the impact of any acquisitions or divestitures completed during the applicable measurement period as if such acquisition or divestiture had been completed on the first day of the applicable fiscal year) and (ii) the Company’s revenue equals or exceeds $1,640,000,000, then the Termination Date shall instead be the earlier of (A) thirty (30) days prior to the nomination deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2028 annual meeting of shareholders or (B) one hundred-twenty (120) days prior to the anniversary of the 2027 Annual Meeting. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, if the Termination Date occurs prior to the 2027 Annual Meeting, (i) EHS shall be permitted to nominate a person or persons for election to the Board at the 2027 Annual Meeting, and the Company shall not reject such nomination or nominations as invalid or deficient on the basis of failure to timely deliver such nomination, if such nomination is delivered to the Company in accordance with the Bylaws by the date that is fourteen (14) days following the Termination Date and shall not unduly or unreasonably delay providing EHS with the written questionnaire and written representation and agreement referenced in Section 1.11 of the Bylaws or any other materials required for submission by EHS of a valid nomination of director candidates; and (ii) the Company shall not schedule the 2027 Annual Meeting for a date that is less than forty five (45) calendar days after such Termination Date.

(b)                For purposes of determining whether the conditions for an extension of the Termination Date set forth in this Section 10(a) have been satisfied, if the parties disagree as to whether such conditions have been met, the parties shall select a mutually agreed upon independent nationally recognized accounting firm (the “Independent Accounting Firm”), and the determination of the Independent Accounting Firm with respect to such conditions shall be final and binding on the parties. The costs and expenses of the Independent Accounting Firm shall be borne equally by the parties.

Notwithstanding anything to the contrary in this Agreement:

(i)                  the obligations of EHS to the Company pursuant to Section 4 (Standstill) shall terminate on the Target Date in the event that (i) the New Director has not been appointed to the Board by the Target Date or (ii) the 2026 Financials Release Date has not occurred by March 31, 2027 unless otherwise mutually agreed to in writing by each party;

(ii)                the obligations of EHS to the Company pursuant to Sections 1 (Withdrawal of Nomination Notice and Books and Records Demand), 2 (Board Composition and Related Matters), 3 (Voting Commitment), 4 (Standstill), 5 (Mutual Non-Disparagement), 6 (No Litigation) and 7 (Public Statements; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to Sections 2 (Board Composition and Related Matters), 5 (Mutual Non-Disparagement) or 6 (No Litigation), or its representations and warranties in Section  9(c) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from EHS, or, if impossible to cure within fifteen (15) calendar days, the Company has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from EHS; provided, however, that the obligations of EHS pursuant to Section 6 (No Litigation) shall terminate immediately in the event that the Company materially breaches its obligations under Section 6 (No Litigation); and

(iii)              the obligations of the Company to EHS pursuant to Sections 2 (Board Composition and Related Matters), 5 (Mutual Non-Disparagement) and 6 (No Litigation) shall terminate in the event that EHS materially breaches its obligations pursuant to Sections 2 (Board Composition and Related Matters), 3 (Voting Commitment), 4 (Standstill), 5 (Mutual Non-Disparagement), 6 (No Litigation) or 7 (Public Statements; SEC Filings), or its representations and warranties in Section 9(a)–(b) (Representations and Warranties) and such breach (if capable of being cured) has not been cured within fifteen (15) calendar days following written notice of such breach from the Company, or, if impossible to cure within fifteen (15) calendar days, EHS has not taken substantive action to correct such breach within fifteen (15) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to EHS pursuant to Section  6 (No Litigation) shall terminate immediately in the event that EHS materially breaches its obligations under Section  6 (No Litigation).

(c)                 If this Agreement is terminated in accordance with this Section 10, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, this Section 10 (Termination), Sections 12 (Notices), 13 (Governing Law; Jurisdiction; Jury Waiver), 14 (Specific Performance), 16 (Confidentiality) and 17 (Miscellaneous) shall survive the termination of this Agreement.

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11.                Expenses. The Company shall reimburse EHS for reasonable and documented out-of-pocket fees and expenses (including attorneys’ fees, other legal expenses and proxy solicitors’ fees) incurred by EHS in connection with its engagement with the Company and the negotiation and execution of this Agreement; provided, however, that such reimbursement shall not exceed $300,000 in the aggregate.

12.                Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: TrueBlue, Inc. 1015 A Street Tacoma, Washington 98402 Attn: Garrett R. Ferencz, Chief Legal Officer Email: [***]

with mandatory copies (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attn:   Kai H.E. Liekefett

Reuben Zaramian

Email: kliekefett@sidley.com

rzaramian@sidley.com

If to EHS: EHS Management LLC 535 Dean Street 808 Brooklyn, New York 11217 Attention: Eric H. Su Email: [***]	with mandatory copies (which shall not constitute notice) to: Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Attn: Andrew M. Freedman Email: afreedman@olshanlaw.com

13.                Governing Law; Jurisdiction; Jury Waiver. Except as set forth in Section 10(b), any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Washington. The parties agree that jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Superior Court of the State of Washington in and for Pierce County or, if jurisdiction is vested exclusively in the federal courts of the United States, the United States District Court for the Western District of Washington in Tacoma, Washington, and any appellate court from any such state or federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by (a) in the case of the Company, service of a copy thereof upon its registered agent in the State of Washington, with a copy delivered to the Company by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12 and (b) in the case of EHS, by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12. Nothing contained herein shall affect the right of any party to serve process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

14.                Specific Performance. Each party to this Agreement acknowledges and agrees that a non-breaching party would be irreparably injured by an actual breach of this Agreement by another party or its Representatives and that monetary remedies would be inadequate to protect the parties against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if a party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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15.                Certain Definitions and Interpretations.

As used in this Agreement:

(a)                 the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or EHS, as applicable; provided, further, that, for purposes of this Agreement, EHS shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of EHS; and provided, further, that the term “Affiliate” shall not include any publicly-traded portfolio company of EHS and shall refer only to Affiliates controlled by the Company or the members of EHS, as applicable;

(b)                the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;

(c)                 the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Washington are authorized or obligated to be closed by applicable law;

(d)                the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(e)                 the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, restructuring or other similar corporate transaction with a third party that, in each case, results in a change in control of the Company or the sale, lease or exchange of all or substantially all of its property and assets;

(f)                  the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature;

(g)                the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, counsel, advisors, consultants, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates;

(h)                the term “SEC” means the U.S. Securities and Exchange Commission;

(i)                  the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities;

(j)                  the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof;

(k)                the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

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(l)                  the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company or legal counsel to any party.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

16.                Confidentiality

(a)                 EHS acknowledges and agrees that the New Director may not share with EHS any non-public information in respect of the Company in violation of the Governance Documents or applicable policies of the Company that the New Director learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or any Board committee, at any time or for any reason.

(b)                The parties acknowledge and agree that the obligations of EHS and the New Director under this Section 16 shall be in addition to, and not in lieu of, any other confidentiality obligations of EHS under applicable law, including United States securities laws, Washington state law and the Governance Documents.

17.                Miscellaneous.

(a)                 This Agreement contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)                This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)                 This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)                Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)                 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)                  Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)                This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)                Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)                  The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

COMPANY:

TRUEBLUE, INC.

By:	/s/ Garrett R. Ferencz
Name:	Garrett R. Ferencz
Title:	Executive Vice President & Chief Legal Officer

EHS:

EHS MANAGEMENT LLC

By:	/s/ Eric. H. Su
Name:	Eric H. Su
Title:	Managing Member

EHS AZURE OPPORTUNITY FUND LP

By:	EHS Management LLC, General Partner

By:	/s/ Eric. H. Su
Name:	Eric H. Su
Title:	Manager

ERIC H. SU

By:	/s/ Eric. H. Su
Eric H. Su

EXHIBIT A

Form of Press Release

TrueBlue to Appoint New Independent Director

Enters into Cooperation Agreement with EHS Investments

TACOMA, Wash., April 13, 2026 -- TrueBlue, Inc. (NYSE: TBI) (“TrueBlue” or the “Company”), a leading provider of specialized workforce solutions, today announced that its Board of Directors (the “Board”) will appoint a new independent director to the Board by no later than September 30, 2026. In accordance with a cooperation agreement (the “Agreement”) TrueBlue has entered into with EHS Investments, the new independent director will be mutually agreed upon by the Company and EHS.

“The Board continues to advance its refreshment efforts and strengthen governance, and we look forward to adding a new independent director in the months ahead in coordination with EHS,” said Jeffrey B. Sakaguchi, Chairman of the Board. “We appreciate our constructive engagement with EHS and will continue to oversee the Company’s strategy with a focus on disciplined execution and long-term value for shareholders.”

"We invested in TrueBlue due to our belief in its long-term strategic value and competitive position, the recovery potential and long-term prospects of the light industrial staffing industry, and the opportunity to drive growth and value creation," said Eric H. Su, founder of EHS Investments. "We have appreciated the engagement with TrueBlue and believe there are meaningful opportunities ahead to create shareholder value." Mr. Su will provide strategic input to the Board pursuant to the terms of the Agreement, and the Board will evaluate and interview candidates recommended by Mr. Su as part of the process for identifying the new independent director.

Pursuant to the Agreement, EHS has withdrawn its previously announced director nominations, agreed to support the Board's full slate of directors at the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) and agreed to customary standstill, mutual non-disparagement, voting and other provisions. The Company will file the Agreement with the U.S. Securities and Exchange Commission (the "SEC") as an exhibit to a Current Report on Form 8-K.

As previously announced as part of the Company’s ongoing refreshment plans, two TrueBlue directors are expected to step down from the Board at or before the 2026 Annual Meeting. Following the appointment of the new independent director in 2026, the Board will consist of ten directors, nine of whom are independent.

Barclays is acting as financial advisor, and Sidley Austin LLP is serving as legal counsel to TrueBlue. Olshan Frome Wolosky LLP is acting as legal counsel to EHS.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions. As The People Company®, we put people first — advancing our mission to connect people and work while delivering smart, scalable solutions that help businesses grow and communities thrive. Since our founding, TrueBlue has connected more than 10 million people with work and served over 3 million clients across a variety of industries. Powered by proprietary, digitally enabled platforms and decades of expertise, our brands—PeopleReady, PeopleScout, Staff Management | SMX, Centerline, SIMOS, and Healthcare Staffing Professionals—provide a full spectrum of flexible staffing, workforce management, and recruitment solutions that bring precision, speed, and scale to the changing world of work. Learn more at trueblue.com.

Forward Looking Statements

This document contains forward-looking statements relating to our plans and expectations including, without limitation, statements regarding the future performance and operations of our business, expectations regarding stabilization in demand, and expected growth from our digital investments, all of which are subject to risks and uncertainties. Such statements are based on management’s expectations and assumptions as of the date of this release and involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements including: (1) national and global economic conditions, which can be negatively impacted by factors such as rising interest rates, inflation, changes in government policies, political instability, epidemics and global trade uncertainty, (2) factors relating to any unsolicited offer (“Offer”) to purchase the shares of the Company, actions taken by the Company or its shareholders in respect to such an Offer, and the effects of such an Offer, or the completion or failure to complete an Offer on the Company’s business, or other developments involving such an Offer; (3) actions of activist investors including costs and expenses incurred to address activism-related matters and the distraction of management from business operations in responding to those actions, including any proposals or a proxy contest for the election of directors at our annual meeting of shareholders; (4) our ability to maintain profit margins, (5) our ability to attract and retain clients, (6) our ability to access sufficient capital to finance our operations, including our ability to comply with covenants contained in our revolving credit facility, (7) our ability to successfully execute on business strategies and further digitalize our business model, (8) our ability to attract sufficient qualified candidates and employees to meet the needs of our clients, (9) new laws, regulations, and government incentives that could affect our operations or financial results, (10) any reduction or change in tax credits we utilize, including the Work Opportunity Tax Credit, (11) our ability to successfully integrate acquired businesses, and (12) the timing and amount of common stock repurchases, if any, which will be determined at management’s discretion and depend upon several factors, including market and business conditions, the trading price of our common stock and the nature of other investment opportunities. Other information regarding factors that could affect our results is included in our SEC filings, including the Company’s most recent reports on Forms 10-K and 10-Q, copies of which may be obtained by visiting our website at www.trueblue.com under the Investor Relations section or the SEC’s website at www.sec.gov. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Any other references to future financial estimates are included for informational purposes only and subject to risk factors discussed in our most recent filings with the SEC.

Important Information for Investors and Shareholders

The Company intends to file a proxy statement on Schedule 14A, an accompanying BLUE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying BLUE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “All SEC Filings” link in the “Investor Relations” section of the Company’s website at https://investor.trueblue.com/sec-filings/all-sec-filings.

Participants in the Solicitation

The Company, its independent directors and certain of its executive officers are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2026 annual meeting of shareholders. Information about the names of the Company’s directors and officers, and certain other individuals and their respective interests in the Company by security holdings or otherwise, and their respective compensation, is set forth in the sections entitled “Director Biographies,” “Compensation of Directors,” “Compensation Discussion and Analysis” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 annual meeting of shareholders, filed with the SEC on April 4, 2025 (available here) and the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2026 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found at no charge in SEC filings on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC on February 24, 2026 for Colleen B. Brown (available here), on February 24, 2026 for William C. Goings (available here), on January 16, 2026 for William Greenblatt (available here), on February 5, 2026, February 24, 2026, February 25, 2026 and February 26, 2026 for Garrett R. Ferencz (available here, here, here and here), on February 24, 2026 for Kim Harris Jones (available here), on February 24, 2026 for R. Chris Kreidler (available here), on February 24, 2026 for Sonita Lontoh (available here), on October 6, 2025, October 7, 2025, February 5, 2026, February 24, 2026, February 25, 2026 and February 26, 2026 for Taryn R. Owen (available here, here, here, here, here and here), on February 24, 2026 for Paul G. Reitz (available here), on February 24, 2026 for Jeffrey B. Sakaguchi (available here), on February 24, 2026 for Kristi A. Savacool (available here), on November 4, 2025, February 5, 2026, February 24, 2026, February 24, 2026 and February 25, 2026 for Carl R. Schweihs (available here, here, here, here and here), and on January 15, 2026 and February 24, 2026 for William J. Seward (available here and here).

Such filings are also available on the Company’s website at https://investor.trueblue.com/sec-filings/all-sec-filings. Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 annual meeting of shareholders, if and when they become available. These documents will be available free of charge as described above.

Contacts:

Investor Relations

InvestorRelations@trueblue.com

Media Relations

Collected Strategies

Dan Moore and Jack Kelleher

TBI-CS@collectedstrategies.com